Exhibit (a)(1)(L)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

ACCREDITED HOME LENDERS HOLDING CO.

AT

$11.75 NET PER SHARE

PURSUANT TO THE OFFER TO PURCHASE

DATED SEPTEMBER 21, 2007

BY

LSF5 ACCREDITED MERGER CO., INC.

A WHOLLY-OWNED SUBSIDIARY OF

LSF5 ACCREDITED INVESTMENTS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON OCTOBER 5, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

On June 19, 2007, LSF5 Accredited Merger Co., Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), distributed an Offer to Purchase (the “Original Offer to Purchase”) and a related letter of transmittal (the “Original Letter of Transmittal”) in connection with its offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), at a price of $15.10 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Original Offer to Purchase and the original letter of transmittal.

Purchaser has reduced the price per Share at which holders may tender Shares from $15.10 to $11.75, net to the seller in cash, without interest, and subject to applicable withholding taxes. Purchaser has also changed the conditions to the Offer (as defined below) so that it is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the Offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding as of the date immediately prior to the acceptance of Shares pursuant to the Offer, and (ii) the absence of any injunction or temporary restraining order entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of Shares tendered pursuant to the Offer. Certain other conditions to consummation of the offer are described in Section 13 of this Supplement.

Enclosed for your consideration is the Supplement to the Offer to Purchase, dated September 21, 2007 (the “Supplement”), which amends and supplements the Original Offer to Purchase (as so amended and supplemented the “Offer to Purchase”) and a related amended letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Also enclosed is the letter to stockholders of the Company from James A. Konrath, the Company’s Chairman and Chief Executive Officer and a member of the Company’s Board of Directors, accompanied by an amendment to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 relating to the offer.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed amended letter of transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is directed to the following:

1.	The offer price is $11.75 per Share, net to you in cash and without interest and subject to any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 2007, as amended as of June 15, 2007 and September 18, 2007, and as subsequently amended and supplemented from time to time, among Parent, Purchaser and the Company, which provides that following the offer, Purchaser will be merged with and into the Company and each Share not previously acquired in the Offer will be converted into the right to receive in cash and without interest, the same price paid in the Offer, subject to appraisal rights. At the effective time of the merger, each outstanding Share (other than Shares that are held by the Company, Parent or Purchaser, and other than Shares that are held by stockholders, if any, who properly exercise dissenters’ rights under Delaware law) will be cancelled and converted into the same price per Share, net in cash and without interest, as paid pursuant to the Offer.

4.	The board of directors of the Company unanimously (i) approved the merger agreement, and approved the transactions contemplated thereby, including the offer and the merger, in accordance with the Delaware General Corporation Law; (ii) declared that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company stockholders; and (iii) adopted resolutions recommending that the Company stockholders accept the offer, tender their Shares pursuant to the offer and adopt the merger agreement and approve the merger, if required.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 5, 2007, unless the Offer is extended.

6.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the amended letter of transmittal.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being tendered and not validly withdrawn, prior to the expiration of the Offer, a number of Shares which, together with any Shares beneficially owned by Parent and its affiliates, represent more than 50% of Shares outstanding as of the date immediately prior to the acceptance of Shares pursuant to the Offer, and (ii) the absence of any injunction or temporary restraining order entered, enacted, issued, promulgated or enforced by any court of competent jurisdiction prohibiting the acceptance by Purchaser for payment of Shares tendered pursuant to the Offer. See Section 13 of the Offer to Purchase for additional conditions to the Offer.

The Offer is made solely by the Offer to Purchase and the related amended letter of transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Piper Jaffray & Co., the Dealer-Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration date of the Offer.

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INSTRUCTION FORM

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

AT

$11.75 NET PER SHARE

OF

ACCREDITED HOME LENDERS HOLDING CO.

PURSUANT TO THE OFFER TO PURCHASE

DATED SEPTEMBER 21, 2007

BY

LSF5 ACCREDITED MERGER CO., INC.

A WHOLLY-OWNED SUBSIDIARY OF

LSF5 ACCREDITED INVESTMENTS, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement to the Offer to Purchase, dated September 21, 2007 (the “Supplement”), which amends and supplements the Offer to Purchase, dated June 19, 2007 (as so amended and supplemented the “Offer to Purchase”), and the related amended letter of transmittal in connection with the offer by LSF5 Accredited Merger Co., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of ACCREDITED HOME LENDERS HOLDING, CO., a Delaware corporation (the “Company”) at a price of $11.75 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related amended letter of transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related amended letter of transmittal.

Account No.:

Number of Shares to be Tendered:                                                                                                                                                  *

Dated:                      , 2007

SIGN HERE

Signature(s)

Print Names(s)

Print Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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